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Bill Wohl	Michael Picariello
Commvault	Commvault
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COMMVAULT APPOINTS NEW INDEPENDENT DIRECTOR

TINTON FALLS, N.J., July 31, 2018 -- Commvault (NASDAQ: CVLT), a recognized global leader in backup, recovery, the cloud and data management across any hybrid environment, today announced the appointment of Nicholas Adamo to the Company’s Board of Directors (the “Board”), effective August 1, 2018. Mr. Adamo succeeds Mr. Joseph F. Eazor, who has served on the Board since 2015. Mr. Eazor resigned from the Board effective as of July 31, 2018. Mr. Adamo brings strong experience leading technology businesses, as well as exceptional sales and operations leadership expertise to the Board. With this appointment, the Commvault Board will remain comprised of 11 directors, nine of whom are independent.

“We continue to bring relevant skills and experience to the Commvault Board as we provide guidance and oversight of the company’s transformation to position it for its next stage of growth and to drive new value for shareholders,” said Gary B. Smith, Chairman of the Nominations and Governance Committee of the Commvault Board. “Nick’s experience previously leading Cisco’s Americas and service provider businesses add helpful perspectives to our Board, and are relevant to Commvault’s move to a partner-led business strategy.”

“On behalf of the entire Board, I would like to thank Joe Eazor for his Board service these last few years during a pivotal period for our company,” said N. Robert Hammer, Commvault's Chairman, President and CEO. “Joe has provided strong counsel, especially during the initial and critical phase of the Commvault Advance transformation. Joe is an outstanding CEO, and all of us at Commvault value the strong strategic relationship with Rackspace.”

“Given the positive strategic moves made by Commvault recently, I regret having to step away from the Board,” said Mr. Eazor. “With the Commvault Advance transformation now well underway and already showing positive impacts, I feel comfortable that this moment makes sense to put more of my focus on my CEO role. I look forward to continuing the powerful relationship between Rackspace and Commvault.”

About Nicholas Adamo
Nicholas Adamo is a former senior executive of Cisco Systems, where he served a variety of sales and leadership roles over a successful 22 year career. While there, Nick served as the SVP of The Americas, managing Cisco’s largest geographic region, with IT and communications sales of $26B+, with 6,500 employees working across 60 countries. He also ran the company’s $12B Global Service Provider organization, leading sales, service delivery and development for Cisco’s top service provider customers. Since leaving Cisco, Nick has been consulting with a range of small scale tech companies, while serving on the boards of Lookout, Blue Danube and GTT Communications.

About Commvault
Commvault is a recognized global leader in backup, recovery, the cloud, and data management across any hybrid environment. Commvault's converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage, and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,700 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com.

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Safe Harbor Statement: Customers' results may differ materially from those stated herein; Commvault does not guarantee that all customers can achieve benefits similar to those stated above. This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding Commvault's beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

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